UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2018

THEMAVEN, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200 Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, Maven Coalition, Inc. (the “Company”), a wholly-owned subsidiary of TheMaven, Inc. (the “Registrant”), entered into an Employment Agreement (the “Employment Agreement”) with Andrew Kraft, pursuant to which Mr. Kraft shall serve as the Company’s Executive Vice President and Chief Strategy and Revenue Officer. The effective date of the Employment Agreement is December 13, 2018 (the “Effective Date”).

Prior to joining the Company, Mr. Kraft worked at Xandr (the division of AT&T Inc. formerly known as AppNexus) for seven years where he served a variety of roles on the executive team ranging from head of Business and Corporate Development, to co-founding the company's publisher business as head of Publisher Strategy, to launching AppNexus’ media business, to leading operations and finance as acting Chief Financial Officer. Previously, Mr. Kraft was the SVP, AMP & Publisher Solutions for Collective, where he led business development for the company’s audience management and monetization platform. Mr. Kraft studied Physics and Theater at the Massachusetts Institute of Technology.

Pursuant to the terms of the Employment Agreement, Mr. Kraft shall receive an annual salary of $300,000 and be entitled to receive (i) an annual bonus for fiscal year 2019 of $60,000 based upon the achievement of certain financial targets and (ii) four quarterly bonuses during fiscal year 2019 of $60,000 per quarter based upon the achievement of certain financial targets. If Mr. Kraft’s employment with the Company is terminated by the Company without Cause or by Mr. Kraft for Good Reason (as those terms are defined in the Employment Agreement), then Mr. Kraft shall be entitled to receive a lump sum payment equal to six months of his annual salary.

Subject to the approval of the Registrant’s Compensation Committee, Mr. Kraft is entitled to receive a grant of time based stock options (the “Time Options”) to acquire up to 1,000,000 shares of the Registrant’s common stock, subject to monthly vesting over 36 months commencing from the Effective Date and concluding 36 months from the Effective Date. In the event that Mr. Kraft is terminated without Cause or terminates his employment with Good Reason (as those terms are defined in the Employment Agreement), then the vesting of the Time Options will accelerate by one year.

Subject to the approval of the Registrant’s Compensation Committee, Mr. Kraft is also entitled to receive a grant of performance based stock options (the “Performance Options”) to acquire up to 700,000 shares of the Registrant’s common stock, subject to vesting as follows: (A) 100,000 Performance Options shall vest on the last day of each fiscal quarter during 2019, provided the Company achieves the specified financial target with respect of such quarter; (B) 100,000 Performance Options shall vest in the event that during 2019 the Company signs a strategic partnership with a major media company, encompassing some set of distribution, sales, technology integration, and/or equity investment; (C) 100,000 Performance Options shall vest in the event that the Company signs at least three “Flagship Partner Agreements” (i.e., an agreement on parameters to be defined by the Company’s Chief Executive Officer with a party from a list of targets to be specified by the Chief Executive Officer) in each of the sports, finance and politics arenas during 2019; and (D) up to 100,000 Performance Options shall vest upon signing certain named enterprise partners to be specified by the Company’s Chief Operating Officer (which may include Flagship Partner Agreements), with 10,000 Performance Options vesting for every 5 million monthly unique users recorded by such targets in the last full calendar month prior to migration onto the Company’s content management systems.

The foregoing is only a brief description of the material terms of the Employment Agreement and is qualified in its entirety by reference to the Form of Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Employment Agreement between Maven Coalition, Inc. and Andrew Kraft

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated:	December 19, 2018	By:	/s/ Josh Jacobs
Name: Josh Jacobs
Title: President